EXHIBIT 99.6

Questions and Answers for Umpqua Holdings Corporation Shareholders about Umpqua Holdings Corporation and Western Sierra Bancorp Merger February 2006

This question and answer document provides summary information only. Shareholders should read the proxy statement that will be mailed for complete information about the merger. This is not a proxy solicitation and is provided only to satisfy requests for general information.

Q:	What is Western Sierra Bancorp?
A:	Western Sierra Bancorp with its subsidiaries, Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank, is one of Northern California's premier community banks. With a network of 31 Northern California branches, including locations in the Sacramento, Auburn, Lakeport and Sonora areas, Western Sierra Bancorp offers a broad range of personalized financial services with a focus on customer service and community investment. Western Sierra Bancorp has total assets of $1.3 billion and total deposits of $1.0 billion.

Q:	How much will Umpqua Holdings Corporation pay to acquire Western Sierra Bancorp?
A:	Upon completion of the transaction, Western Sierra Bancorp shareholders will receive 1.61 Umpqua Holdings shares for each Western Sierra Bancorp share of common stock. Umpqua expects to issue approximately 12.5 million shares of its common stock in connection with the merger.

Q:	What happens if Umpqua's stock price declines?
A:	Western Sierra Bancorp has the ability to give Umpqua notice of its intent to terminate the merger if, immediately before closing, Umpqua's stock price has declined more than 20% from the price immediately prior to announcement of the deal (based on a 15-day weighted average), and that decline is 10% worse than the performance of the NASDAQ Bank Index over the same period of time. If Western Sierra Bancorp notifies Umpqua of its intent to terminate, Umpqua has the option to increase (or "fill") the Exchange Ratio by an amount sufficient to ensure the transaction value to Western Sierra Bancorp shareholders is no less than 80% of the value on the date of announcement.

For example, if Umpqua's price declines 22% (thereby meeting the first trigger), Western Sierra Bancorp would have the right to terminate only if the NASDAQ Bank Index increased or declined less than 12%.

Q:	Will my Umpqua Stock be exchanged or converted?
A:	No. There will be no change in your shares as a result of the merger.

Q:	Will Western Sierra Bancorp retain its name?
A:	No. Upon approval and completion of the merger, all Western Sierra Bancorp offices and its family of banks - Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank - will adopt the Umpqua Bank name and logo.

Q:	How can Umpqua Bank remain a community bank as it continues to grow?
Umpqua has been operating as a community bank since its inception more than 50 years ago. Umpqua believes size and location have nothing to do with being a community bank. It is how you operate that defines you as a community bank. At Umpqua, our community focus is derived from our culture, the experience we provide our customers and all the conscious decisions we make to ensure we function as a true community bank. This includes empowering our associates at the front line, structuring ourselves so we are making decisions locally, serving our communities through volunteerism and delivering unparalleled customer service.

Q:	When will shareholders be able to vote on the proposed transaction?
A:	Proxy statements will be sent to shareholders. Special shareholder meetings for both Western Sierra Bancorp and Umpqua Holdings Corporation will take place for the shareholders to vote on the acquisition agreement and matters relating to the proposed transaction. More information on the dates and locations of those meetings will be provided to shareholders in the coming months.

Q:	What regulatory approvals must be received to complete the merger?
A:	The merger will go through the standard regulatory approval process of, or waivers of jurisdiction from the Federal Deposit Insurance Corporation and other federal and state government agencies.

Q:	When will the merger be completed?

A:	The merger will be completed upon shareholder and regulatory approval, which is expected to come during the second quarter of 2006.

Q:	Will Western Sierra Bancorp Directors have positions on Umpqua Holdings' board?
A:	Yes. One director will serve on Umpqua Holdings Corporation's Board of Directors. In addition, at least ten positions will be made available on Umpqua Bank's California Divisional Boards of Directors.

Q:	For more information about this merger, who should one contact?
A:	Customers, shareholders, and other interested persons are encouraged to contact Ray Davis, CEO of Umpqua Holdings Corporation, at 503-727-4101 or Dan Sullivan, Executive Vice President and Chief Financial Officer, at 503-727-4103.

The foregoing may be deemed to be offering or solicitation materials of Umpqua Holdings Corporation and Western Sierra Bancorp in connection with the proposed acquisition of Western Sierra with and into Umpqua. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, Western Sierra, the acquisition and related matters. The directors and executive officers of Umpqua and Western Sierra may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Umpqua's and Western Sierra's most recent proxy statements filed with the SEC and the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from Western Sierra by directing a request to Western Sierra Bancorp, Investor Relations, 4080 Plaza Goldorado Circle, Cameron Park, CA 95682.

The foregoing includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua's and Western Sierra's filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether both companies receive regulatory and shareholder approvals and management's ability to effectively integrate the companies.